Exhibit 99.1
For immediate release
Endeavour Announces
Record Reserve Growth in 2009
Houston, February 16, 2010 — Endeavour International Corporation (NYSE-Amex: END) (LSE:ENDV) today announced a 49 percent increase in proved and probable reserves as of December 31, 2009 resulting in a record reserve replacement rate of 980 percent of 2009 production, based on 2P reserves.
“This increase is attributable to the success of our North Sea exploration and appraisal programs and demonstrates our ability to grow the company through the drill bit,” said William L. Transier, chairman, chief executive officer and president. “We now have four field developments underway in the United Kingdom. These longer-cycle projects complement our expanded U.S. onshore initiative that we expect to contribute significantly to reserve growth in 2010.”
Proved and probable reserves at year-end 2009 increased to 38.9 million barrels of oil equivalent (mmboe) compared to 26.1 mmboe a year ago. Extensions, discoveries and upward revisions to prior estimates and purchases added 13.7 mmboe during 2009. Production for the year was 1.4 mmboe.
The upward revisions in 2P reserves were a result of the drilling of two wells in Cygnus Fault Blocks 2b and 3, the 2007 Bacchus discovery maturing to development status and better-than-expected performance from several producing assets.

Net Reserves at December 31,
	2009
	Oil	NGL	Gas	Equivalents
	(mbbl)	(mbbl)	(mmcf)	(mboe)
Audited by: Netherland, Sewell and Associates, Inc.
Proved Developed
Producing	1,212	26	4,458	1,981
Non-Producing	150	—	4,578	913
Proved Undeveloped	1,973	5	80,064	15,322

Proved (1P)	3,335	31	89,100	18,216
Probable	7,352	20	79,919	20,692

Proved + Probable (2P)	10,687	51	169,019	38,908
Possible	7,859	34	89,478	22,806

Proved + Probable + Possible (3P)	18,546	85	258,497	61,714

	2008*
	Oil	NGL	Gas	Equivalents
	(mbbl)	(mbbl)	(mmcf)	(mboe)
Prepared by: Netherland, Sewell and Associates, Inc.
Proved Developed
Producing	989	—	6,657	2,099
Non-Producing	466	19	338	542
Proved Undeveloped	675	—	20,825	4,146

Proved (1P)	2,130	19	27,820	6,787
Probable	5,777	7	81,375	19,347

Proved + Probable (2P)	7,907	26	109,195	26,134
Possible	11,034	6	107,090	28,889

Proved + Probable + Possible (3P)	18,941	32	216,285	55,023

*	Reserve information has been restated for the disposition of its Norwegian operations in May 2009 (5.6 mmboe).
Endeavour International Corporation is an international oil and gas exploration and production company focused on the acquisition, exploration and development of energy reserves in the North Sea and United States. For more information, visit http://www.endeavourcorp.com.
Source: Netherland, Sewell and Associates, Inc
Certain statements in this news release should be regarded as “forward-looking” statements within the meaning of the securities laws. These statements speak only of as of the date made. Such statements are subject to assumptions, risk and uncertainty. Actual results or events may vary materially.
As of January 1, 2010, the Securities and Exchange Commission (SEC) changed its rules to permit oil and gas companies, in their filings with the SEC, to disclose not only proved reserves, but also probable reserves and possible reserves. Proved oil and gas reserves are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible — from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations — prior to the time at which contracts providing the right to operate expire. Probable reserves include those additional reserves that a company believes are as likely as not to be recovered and possible reserves include those additional reserves that are less certain to be recovered than probable reserves. We use may use certain terms in our news releases, such as “reserve potential,” that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. In addition, we do not represent that the probable or possible reserves described herein meet the recoverability thresholds established by the SEC in its new definitions. Investors are urged to also consider closely the disclosure in our filings with the SEC, available from our website at www.endeavourcorp.com. Endeavour is also subject to the requirements of the London Stock Exchange and considers the disclosures in this release to be appropriate and/or required under the guidelines of that exchange.

For further information:

Endeavour — Investor Relations
Mike Kirksey	+44 (0) 207 451 2364
713-307-8788

Canaccord Adams — UK Broker
Jeffrey Auld	+ 44 (0) 207 050 6500

Pelham Public Relations — UK Media
Philip Dennis	+44 (0) 207 743 6363
Henry Lerwill	+44 (0) 203 178 6242